Exhibit 99.2

Participants CORPORATE PARTICIPANTS Pablo E. Paez Executive Vice President, Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President, GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc. OTHER PARTICIPANTS Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc. Management Discussion Section Operator

Good morning and welcome to The GEO Group First Quarter 2019 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President-Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President, Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2019 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections & Detention.

This morning, we will discuss our first quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, Form 10-Q and Form 8-K reports.

With that, please allow me to turn the call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are very pleased with our strong first quarter results and increased guidance for 2019. Our financial performance was driven by a higher occupancy rates across our diversified real estate portfolio and particularly throughout our federal facilities for ICE and U.S. Marshals Service. Additionally, we continue to experience a higher utilization rate for GEO Care’s alternative detention program with ICE.

Going forward, we expect these positive trends to continue for the balance of 2019. We believe our strong quarterly results are indicative of the stability of our cash flows and the sustainability of our annual dividend payments, which are now below our guided payout ratio of 75% of our projected 2019 AFFO.

During the first quarter, we were awarded a new 10-year contract with the U.S. Marshals Service for the continued operation of our company-owned 222-bed Queens Detention Facility in New York. We also recently received a one-year extension from ICE for the use of an additional 432 beds at our Aurora ICE Processing Center, which we had activated earlier in the year under our short-term agreement.

With this ICE contract extension, our company-owned 1,532 Aurora facility is now fully contracted by ICE and the U.S. Marshals. Additionally, we have entered into a new – direct contract with ICE for our company-owned 400 beds Mesa Verde ICE Processing Center in Bakersfield, California.

We are currently in negotiations for a new direct contract for our company-owned 1,900-bed Adelanto ICE Processing Center in San Bernardino County, California. And just last week, we announced the contract modification with ICE for the reactivation of our 1,000 bed South Louisiana ICE Processing Center.

The South Louisiana Center, which is currently idle and will house federal immigration detainees under an existing intergovernmental service agreement between Evangeline Parish and ICE. We expect to begin the intake process during the third quarter with projected annualized revenues of proximately $25 million. The residential centers we manage on behalf of ICE are highly rated by national accreditation organizations and provide high quality culturally responsive services in safe and humane environments.

GEO’s ICE processing centers offer enhanced amenities including state of the art artificial turf soccer fields, flat screen televisions in all housing areas, covered pavilions and outdoor recreational areas and modern multipurpose rooms. We believe that our continued growth validates our business strategy and company ethics. We also continue to be optimistic about our ability to pursue growth opportunities across our diversified platform of real estate management and rehabilitation solutions.

There are currently two active procurements by the Federal Bureau of Prisons totaling close to 12,000 beds referred to as CAR 18 and CAR 19. We expect CAR 19 with up to 9,600 beds to be decided this quarter, which could result in an increase in our current guidance.

Our management team and board remain focused on the effective allocation of capital to enhance long-term value for our shareholders. We have always enjoyed access to cost effective capital to support accretive projects with a minimum of returns of 13% to 15%. We expect to continue to enjoy access to cost effective capital to support the expansion of our high quality services.

We have announced that we will begin publishing an annual report in September 2019 which will help our stakeholders better understand our longstanding commitment to respecting human rights and will over time incorporate appropriate metrics to measure our performance.

I will now ask our CFO, Brian Evans to review our results and outlook.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning everyone. Today we reported first quarter revenues of approximately $611 million and net income attributable to GEO of $0.34 per diluted share, ahead of our guidance range of $0.28 to $0.31 per share. Our first quarter results reflect $1.5 million loss on real estate assets, primarily related to the expected sale of one of our small re-entry centers in Pennsylvania. Excluding this item, we reported first quarter adjusted net income of $0.35 and AFFO of $0.67 per diluted share, ahead of our AFFO guidance range of $0.59 to $0.61 per share.

Compared to the same period of last year, our first quarter 2019 results reflect the following items. The activation of a previously idle 338-bed annex at our Folkston ICE Processing Center in Georgia, in July 2018, the activation of the previously idle 661-bed Eagle Pass Texas facility for the housing of inmates from the state of Idaho in August 2018. The activation of the new 1,000-bed Montgomery ICE Processing Center in September 2018 and the activation of an additional 432-bed at the Aurora ICE Processing Center in early 2019. These positive items were partially offset by year-over-year increase of approximately $5 million in net interest expense attributable to higher interest rates and higher overall outstanding debt balances.

Moving to our outlook, this morning we increased our guidance for the full-year 2019 and issued guidance for the second quarter 2019. We expect our full-year net income attributable to GEO to be in a range of $1.42 to $1.48 per diluted share and adjusted net income to be in a range of $1.44 to $1.50 per diluted share on annual revenues of approximately $2.47 billion.

We expect our full-year AFFO to be in a range of $2.64 to $2.70 per diluted share. Our updated guidance reflects continued higher utilization rates across our ICE and U.S. Marshals facilities and our alternatives to detention contract with ICE, as well as the recently announced reactivation of a 1,000-bed South Louisiana ICE Processing Center during the third quarter of 2019.

Our guidance does not reflect any additional share buybacks under our current share repurchase program. Additionally, our guidance does not assume any further reactivation of our approximately 4,000 remaining idle beds.

As George discussed, the Federal Bureau of Prisons has two active procurements totaling 12,000 beds which are expected to be decided this year and could represent upside to our current guidance. Additionally, as we noted last quarter, the payments under our operating lease agreement for the idle 1,250-bed Hudson Colorado facility conclude at the end of 2019. The expiration of the operating lease obligation is expected to result in annual cash flow savings of $10 million for GEO beginning in 2020.

For the second quarter 2019, we expect net income attributable to GEO to be in a range of $0.35 to $0.37 per diluted share and adjusted net income to be in a range of $0.36 to $0.38 per diluted share on quarterly revenues of $607 million to $612 million. We expect second quarter 2019 AFFO to be between $0.65 and $0.67 per diluted share.

Looking at our liquidity position, we have approximately $219 million in available capacity under our revolving credit facility which matures in May of 2021. Additionally, we have an accordion feature of $450 million under our senior credit facility.

As George mentioned, we’ve always enjoyed access to cost effective capital and we expect to continue to have adequate access to the cost effective capital to support our growth. We have several decades of long relationships with our banking partners and we hope to extend the maturity of our existing revolving credit facility in the near term.

Turning to our uses of cash, our gross CapEx is expected to be approximately $65 million in 2019, of which approximately $20 million had been spent as at the end of the first quarter. We also have approximately $15 million in scheduled annual principal payments of debt.

Earlier this month, our board declared a quarterly cash dividend of $0.48 per share or $1.92 per share annualized. Given the strength of our operational performance and increased guidance, our dividend payment is currently below our guided payout ratio of 75% based on our projected AFFO for 2019. We expect to make any necessary adjustments by year end. As we have expressed to you in the past, we believe that our dividend payments are supported by stable, predictable and growing cash flows.

At this time, I will turn the call over to Dave Donahue for a review of our GEO Corrections and Detention segment.

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to provide you an update on our GEO Corrections and Detention business unit starting with our Federal segment. We have a three-decade-long partnership with the Federal government involving the operation of correctional facilities, housing predominantly criminal aliens for the Federal Bureau of Prisons, pretrial detention facilities for the U.S. Marshals service and secured residential facilities for U.S. Immigration and Customs Enforcement.

During the first quarter, we were pleased to have been awarded the 10-year contract by the U.S. Marshals for the continued operation of our company-owned 222-bed Queens Detention Facility in New York. We believe this renewed contract is indicative of the stability of our longstanding customer partnerships as our Queens Facility has been in operation since the 1990s.

We are also pleased to have recently entered into a new direct contract with ICE for our company-owned 400-bed Mesa Verde ICE Processing Center located in Bakersfield, California. We are also presently negotiating a new direct contract for our company-owned 1,900 bed Adelanto ICE Processing Center in San Bernardino County, California. Our Adelanto and Mesa Verde facilities total approximately 2,300 combined beds and play an important role in providing needed federal detention capacity in this part of the country.

Earlier this month, we also received a one-year extension from ICE for the use of a 432 bed housing unit at our company-owned 1,532-bed Aurora, Colorado ICE Processing Center. We have previously activated these additional 432 beds from the beginning of the year under a short-term agreement in response to the increasing need for detention bed space at the federal level.

Finally, this past week, we announced that ICE and an Evangeline Parish have entered into a contract modification of their existing intergovernmental agreement for the reactivation of our company-owned 1,000 bed South Louisiana ICE Processing Center located in Basile, Louisiana. The South Louisiana center, which is currently idle will house federal immigration detainees under the existing intergovernmental agreement and is expected to begin the intake process during the quarter of 2019.

The South Louisiana center is expected to generate annualized revenues of approximately $25 million. We are pleased to have been able to build on our longstanding partnership with ICE to provide needed bed space and services that comply with the federal government’s performance-based national detention standards, as well as guidelines set by the independent accrediting entities. The state of the art residential centers we manage on behalf of ICE provide high quality, culturally responsive services and safe and humane environments and offer enhanced amenities including artificial turf soccer fields, flat screen televisions in all housing units, and covered pavilions and outdoor recreational areas.

As we discussed on our last quarterly call, ICE received an increase of funding under the current fiscal year to support an average annual capacity of 45,300 detention beds, which represents an increase of approximately 5,000 beds from prior fiscal years.

The appropriations bill also allows the Department of Homeland Security to further increase detention capacity by reallocating funds from other accounts. Looking at the President’s budget request for the next fiscal year, which begins on October 1, the administration has requested funding to support an average annual capacity of 54,000 detention beds.

Moving to pending federal procurements, the Federal Bureau of Prisons has two active solicitations for the housing of criminal aliens, which are expected to result in contract awards this year. Under the CAR 19 procurement, the BOP expects to award up to 9,600 beds at existing facilities, with contract announcements expected during the second quarter of 2019.

Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed task facility in California which is expected to result in a contract award in the latter part of the year.

Now moving to our state segment, we believe our nine-state correctional customers have stable budgets, and our facilities have been able to provide high-quality service and implement enhanced rehabilitation programs without being impacted by budgetary constraints.

We now have expanded our GEO Continuum of Care programs to 15 GEO state correctional facilities across our current state customers. We’re excited about the opportunity to expand our relationships within those states and we also remain optimistic about the opportunity to partner with new states across the country. We are currently in discussions with a number of states regarding their current needs and challenges. Several states continue to face capacity constraints and many of our state customers are facing challenges related to older prisons which need to be replaced with new and more cost efficient facilities. In the states where we operate, the average age of the state prisons range from approximately 30 to 60 years.

Moving to our international markets, we recently transitioned the management contract at the Parklea Correctional Center in Australia to a new operator as we had previously disclosed. We were also recently informed by the state of Queensland that the Arthur Gorrie Correctional Center will be transitioned to government operation between the end of 2019 and the first quarter of 2020.

These two transitions are offset by several expansion projects we are currently undertaking in Australia. In New South Wales, we are developing a 489-bed expansion at the Junee Correctional Center which will bring the centers total capacity to 1,279 beds with expected completion during the fourth quarter of 2019. In Victoria, we are also constructing a 137-bed expansion to the Fulham Correctional Center which will bring the total capacity of that center to 955 beds with expected completions during 2020. Also in Victoria, we are in negotiations with an additional 300-bed expansion at our 1,300-bed Ravenhall Correctional Center.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. I’d like to provide you an update on our GEO Care business unit starting with our GEO Community Reentry Services division which is the largest service provider in the United States. As we updated you last quarter, GEO Reentry undertook a consolidation and reorganization of our reentry operation in Pennsylvania in an effort to improve the delivery of services for our clients and achieve better overall economies of scale.

Earlier this month, we took an important step towards maximizing the utilization of our company-owned assets in Pennsylvania with the partial reactivation of a previously idle reentry center. The Philadelphia reentry center previously known as Hoffman Hall was activated on April 1 under a new five-year 70-bed contract with the Federal Bureau of Prisons which is expected to generate approximately $3 million in annualized revenue.

We also recently activated a new day reporting center with the Federal Bureau of Prisons in Sacramento California. This marks our day reporting center on behalf of the Federal Bureau of Prisons and we are excited about the potential opportunity to expand the delivery of these services at the federal level.

Further, as the federal government begins to implement the provisions of the recently enacted first step back, we believe that the services we provide through our GEO Reentry division can play an important role in improving rehabilitation and reintegration outcome.

Moving to our Youth Services division, we have continued to experience stable utilization rates and steady operational performance. Our Youth Services facilities and programs provide an important rehabilitation and treatment alternatives for youth across several states and local jurisdiction.

Our BI Electronic Monitoring division has continued to experience steady growth driven in part by the increased utilization under our alternative to detention contract with ICE. This growing program has allowed the federal government to effectively use community alternative for individuals going through the immigration review process.

Finally, we are proud of the continued expansion of our GEO Continuum of Care program, which has been implemented across 18 GEO Care facilities including 15 state correctional facilities in the U.S. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation programs including cognitive behavioral treatment with post-release support services such as transitional housing, transportation, clothing, food and job placement assistance. We believe that the scope and substance of these programs are unparalleled in our industry and we have made a further commitment to fully implement our GEO Continuum of Care at all 22 state correctional facilities operated by GEO by 2020.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. Clearly, GEO’s first quarter in 2019 was financially and operationally the best in our history. Further, the balance of 2019 looks very encouraging as well. For these things, we are very proud and grateful. But at the same time, we continue to be mindful of our responsibility to respect and protect the human rights of those in our care.

In 2013, our board of directors established a human rights policy for our company, which was the first in our industry. We have announced that we will begin publishing an annual report in September 2019, which will help our stakeholders better understand our longstanding commitment to respecting human rights, and will over time incorporate appropriate metrics to measure our performance. For our state clients, we are spending $10 million of our own money representing 7% of our annual net income to improve offender rehabilitation through the GEO Continuum of Care. We have expanded the GEO Continuum of Care program to 15 state facilities resulting in over 9,000 vocational certificates and nearly 3,000 high school equivalency diplomas in 2018.

On any typical day, there are approximately 30,000 participants enrolled in GEO’s offender rehabilitation programs, which resulted in 6.7 million program hours completed during 2018. The Continuum of Care program is supervised and assisted at the corporate level with the division that has expanded to 50 staff with subject matter experts in education, cognitive behavioral treatment, substance abuse treatment, post-release services, training and quality assurance.

To our knowledge, no other public or private correctional organization has this accumulation of offender rehabilitation expertise and enables us to aspire to be a world leader in this area. For our federal clients, we have spent hundreds of millions of dollars building modern secure residential care facilities, and each year, we spend tens of millions of dollars renovating facilities to ensure that they meet GEO’s standards for operational excellence. The facilities for the BOP and the U.S. Marshals Service are designed and operated to meet the standards of the American Correctional Association, ACA, which provides accreditation and periodic reaccreditation.

Our ACA scores are consistently 99% or higher. Our ICE facilities meet the design and performance-based national detention standards developed under the Obama administration.

GEO’s ICE processing centers offer enhanced amenities including state-of-the-art artificial turf soccer field, flat screen televisions in all housing areas, covered pavilion and outdoor recreational areas and modern multipurpose rooms.

The health service areas of the GEO ICE facilities are generally much larger than those in correctional institutions due to the need for more healthcare staff to take care of the detainees who arrive with numerous health issues due to their limited prior access to healthcare. With an average length of stay of 30 to 45 days, ICE detainees are provided the opportunity to receive health examination as well as follow-up treatment by the onsite healthcare staff as well as offsite healthcare specialist. This process provides benefits not only to the healthcare of the detainees, but also for the protection of the general public.

In June, we will hold a company conference for the senior executives in charge of our 15 ICE facilities, allowing us to address our commitment to human rights, quality healthcare services and other operational issues.

We are also proud of the GEO Foundation and its active support of various organizations in our host communities. During 2018, the foundation contributed $1.3 million to organizations focused on health, disabilities, at-risk children and education. The GEO Foundation also provided $700,000 in scholarships funding for high school graduates. With respect to our GEO employees, we continue to be mindful of the adequacy of their wages and its impact on position vacancies. This is an ongoing process, and periodically, we make adjustments on a facility by facility basis. But I would like to report effective May 1, 2019, our lowest starting wage rate for a corrections or detention officer will be increased to $13 per hour. Fortunately, many if not most of our corrections and detention officers, particularly at our federal facilities start at a much higher hourly rate.

In closing, along with being a financially successful publicly traded company, we are gratified with our leadership role in offender rehabilitation, quality secure residential care for federal agencies and financial support for non- for profit organizations and high schools in our host communities.

That completes our presentation, and we would now be glad to address any questions.

Question And Answer Session

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] And our first question will come from Tobey Sommer of SunTrust

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks. My first question relates to CAR 19, have you had kind of back and forth communication with the BOP since best and final bids were submitted such that are kind of outward signs that the process is moving forward and just as a point of clarification, did you say, in the end of the year is when you expect the contract forward?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

No. I said this quarter we believe the proposal and evaluation process has been completed.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. Tobey, this is Brian. The end of the year was – we said that it could possibly represent upside to our end of year performance.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Thank you very much. Much better hearing of that now. Appreciate that. And then I was hoping I could ask about ICE. You just had a contract announcement. Is it your sense that ICE has additional needs beyond what this announcement represents? Or do you think that’s – that ICE is in a good spot related to access the beds at this stage?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, ICE has several solicitation and pre-solicitation notices that go around the entire country from the West Coast in California to the north and the northeast and the south. So there’s a multiple number of solicitations that ICE is involved in.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

So then would you say the demand there could represent ongoing incremental new opportunities?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, it’s many thousands of beds that are being solicited by ICE at this time.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Can you comment on the U.S. Marshals detainee population and how long that those elevated populations, how long it takes generally to lead to a pickup in BOP inmate population? I’ve been a little surprised that the BOP populations haven’t started to turn upwards more significantly given the elevated trends that [indiscernible] (00:31:41).Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think that relates to the length of the adjudication process, and I would just personally estimate it may be a year between all of the sentence motions and the procedures to fully adjudicate somebody and whether they’re going to be sentenced or not to a facility in the BOP. So I would guess add a one-year lag time.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And then my last question has to do with – actually second last. In the state business, Alabama has been in the news. Could you describe your appetite to participate in the biggest opportunities in Alabama and kind of give us your expectation for timeline? Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we’re following the situation and we’ve heard that they may do an RFP for, I don’t know, several hundreds of beds. We know that the legislature is presently in session and they’re deliberating on how to approach their capacity needs. Their facilities are very old and antiquated, very costly to maintain. They’ve just received a critical report on the status of their prison system and they’re deliberating how to move forward financially and operationally.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Thank you. And my last question has to do with the credit facility, Brian. You said you’re working on a kind a near-term, how long would you anticipate extending the maturity of that? And is it reasonable to expect a conclusion next month, this quarter kind of what’s the reasonable range? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

The extension would be for five years from when we close, so a standard five-year revolving credit facility and I think reasonably this quarter.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Thank you very much. [Operator Instructions]

Operator

And this concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Thank you for joining us on this conference call. We look forward to addressing you on the next one.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.